EXHIBIT 5.1
                                 October 1, 1999


Board of Directors MCI WORLDCOM, Inc.
500 Clinton Center Drive
Clinton, Mississippi  39056

Ladies and Gentlemen:

         I am General Counsel -- Corporate Development of MCI WORLDCOM, Inc., a Georgia corporation (the "Company"), and am familiar with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed public offering and sale of shares (the "Shares") of Common Stock, par value $.01 per share, of the Company to be issued to the selling shareholder named therein in connection with its exercise of exchange rights pursuant to the Stockholders and Exchange Rights Agreement dated as of September 19, 1996 by and among Mtel Latin America, Inc., Mtel International, Inc. and Newbridge Latin America, L.P., as amended, in connection with the Agreement and Plan of Merger dated as of May 28, 1999 by and among the Company, Empire Merger Inc., a wholly-owned subsidiary of the Company, and SkyTel Communications, Inc. (collectively, the "Agreements")

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, in reliance thereon and subject to the exceptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. The Shares, when issued in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.


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         This  opinion is not  rendered  with respect to any laws other than the latest codification of the Georgia Business Corporation Code available to me. This opinion has not been prepared by an attorney admitted to practice in Georgia.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.


                                         Very truly yours,

                                          /s/ P. Bruce Borghardt
                                         ---------------------------------------
                                         P. Bruce Borghardt
                                         General Counsel - Corporate Development







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